Exhibit 99.1

Patriot National Reports Record Fee Income for the Fourth Quarter Ended December 31, 2015 and Record Fee Income and Adjusted EBITDA for the Year Ended December 31, 2015

Solid Execution of Growth Strategy and Well Diversified Insurance Platform Position Company for Long-Term Growth

FORT LAUDERDALE, FL., February 24, 2016 – Patriot National, Inc. (NYSE: PN), a leading provider of technology and outsourcing solutions, today announced its financial results for the fourth quarter and full year ended December 31, 2015.

Highlights:

For the quarter ended December 31, 2015:

(Comparisons to the corresponding prior-year period)

•	Total Revenues and Fee Income of $60.9 million, increased 51%

•	GAAP Net Loss of $5.4 million, or $0.19 per share

•	Adjusted Earnings of $5.5 million, or $0.19 per diluted share, up 204%

•	Adjusted EBITDA of $14.6 million, up 49%

•	Operating Cash Flow of $5.6 million, up 65%

For the year ended December 31, 2015:

(Comparisons to the corresponding prior-year period)

•	Total Revenues of $209.7 million and Fee Income of $209.8 million, up 79% and 104%, respectively

•	GAAP Net Loss of $5.4 million, or $0.20 per share

•	Adjusted Earnings of $20.1 million, or $0.75 per diluted share, up 236%

•	Adjusted EBITDA of $51.5 million, up 90%

•	Operating Cash Flow of $37.1 million, up 729%

•	Invested $3 million to add 90 insurance carrier clients

Recent Developments:

•	On February 16, 2016, Patriot National announced an expanded relationship with Travelers, the second largest writer of commercial U.S. property and casualty insurance, whereby Patriot National will initially offer all lines of Travelers’ small business insurance in 15 states, with plans for national expansion.

•	On January 28, 2016, Patriot National acquired Mid Atlantic Insurance Services, which increased Patriot National’s property and casualty service offering with eight new products, added 12 new carrier relationships and 1,100 new retail agencies.

•	On January 26, 2016, the Company appointed financial services industry veteran Michael Corey as its fourth independent director, expanding the board to a total of six members.

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Patriot National, Inc.

•	In early January, the Company expanded its hospitality program through a partnership with ProSight Specialty Insurance to launch a new restaurants, bars and taverns program encompassing property, general liability and liquor liability.

•	In February, Patriot Technology Solutions launched PN ClaimsAlert, a mobile application that streamlines incident reporting.

Management Commentary

“I am very proud of what our team accomplished in 2015. Our strong execution on our two-pronged growth strategy that combines organic growth with acquisitions helped us build one of the most powerful platforms in the insurance industry today,” said Steven M. Mariano, Chief Executive Officer of Patriot National.

“The January 2016 acquisition of Mid Atlantic solidifies our position as a premier workers’ compensation exchange of choice for agencies and employers. Through our exchange, agencies and employers can access a minimum of five quotes and bind coverage in real time in 44 states.

“We also continue to strengthen and diversify our platform. Including the recent acquisition of Mid Atlantic, today we have relationships with 139 carriers, up eight-fold compared to 17 in 2014. Our distribution network stands at 4,100 agencies, which is four times larger than in 2014. In addition, our menu of products and services is five times greater than in 2014, spanning beyond workers’ compensation to include a wide array of commercial property and casualty insurance lines as well as human capital management. Not only does this extensive product depth, carrier choice and distribution directly translate into increased submissions and fee income, it also reduces revenue concentration by carrier, agency and product line.

“We achieved this scale and diversification in a relatively short period of time, partly due to the addition of 90 more carriers than we had originally anticipated at the time of our IPO. Adding these carriers strengthens our platform and sets the stage for accelerated growth and profitability over the long term as we capitalize on cross selling opportunities across a large base of carriers. We invested approximately $3 million of incremental costs in 2015 to integrate these carriers into our platform. Excluding these costs, our Adjusted EBITDA for 2015 would have been $54.5 million.

“Our financial performance was stellar in the first full year of being a public company. Total Fee Income and Adjusted EBITDA increased approximately 79% and 90%, respectively, over 2014. When excluding the additional costs associated with the onboarding of new insurance carrier clients during 2015, Adjusted EBITDA margin would approximate 26%.

“Our scalable, state-of-the-art technology is foundational to our ability to deliver world-class services to our customers. In 2015, we made great strides in advancing our technology platform and began to offer our solution on a standalone basis. We secured a major win with Missouri Employers Mutual who will implement our fully integrated SaaS-based suite of solutions across their entire insurance value chain. We are pleased with the pipeline of potential additional carrier customers and we expect standalone technology sales to accelerate in 2016.

“Most importantly, this year we built one of the most powerful platforms and value propositions in the insurance industry and we are well positioned for long-term sustainable growth.

Patriot National, Inc.

Operating Results

Three Months Ended December 31, 2015

Total revenues were $60.9 million for the fourth quarter of 2015, compared with $40.2 million in the fourth quarter of 2014. Total fee income was $60.9 million for the fourth quarter of 2015, an increase of 51.2% compared with $40.2 million in the fourth quarter of 2014. The increase in fee income during the fourth quarter of 2015 was primarily due to an increase in customer relationships and expanded number of service offerings. Organic fee income of $46.0 million grew 14.4% year-over-year.

Fee income from related party was 30% this quarter compared to 40% in the prior quarter and the Company is on track to achieve its goal of reducing fee income from related party to less than 20% by March 31, 2016.

Total expenses for the fourth quarter of 2015 were $59.6 million, compared with $41.4 million in the fourth quarter of 2014. The increase was largely attributable to organic growth and the acquisitions closed during the twelve months ended December 31, 2015.

Fourth quarter 2015 GAAP net loss was $5.4 million, or $0.19 per share, compared with a net loss of $2.4 million, or $0.13 per share, in the fourth quarter of 2014. The net loss includes income tax expense of $6.6 million which reflects the book to tax timing differences in computing our full year 2015 tax provision. Adjusted earnings for the fourth quarter of 2015 were $5.5 million, or $0.19 per diluted share, compared with Adjusted earnings of $1.8 million, or $0.10 per diluted share, in the fourth quarter of 2014. Patriot National defines Adjusted earnings or loss and Adjusted earnings or loss per share as net income (loss) adjusted for cost for debt payoff, non-cash stock compensation costs, net realized gains (losses) on investments, increase (decrease) in fair value of warrant redemption liability, increase in fair value of earn-out liability, acquisition costs, severance expense, public offering costs, gain on financing transaction, gain on disposal of fixed assets and the income tax effect related to reconciling items.

Adjusted EBITDA for the fourth quarter of 2015 was $14.6 million, compared to Adjusted EBITDA of $9.8 million for the fourth quarter of 2014. Patriot National defines Adjusted EBITDA as net income (loss) adjusted for income tax, interest, depreciation and amortization, net realized gains (losses) on investments, increase (decrease) in fair value of warrant redemption liability, costs for debt payoff, non-cash stock compensation costs, acquisition costs, severance expense, public offering costs, increase in fair value of earn-out liability, gain on financing transaction and gain on disposal of fixed assets. The increase in Adjusted EBITDA for the fourth quarter of 2015 was largely attributable to a combination of organic growth and the Company’s acquisitions closed during the twelve months ended December 31, 2015.

Operating Cash Flow for the fourth quarter of 2015 was $5.6 million, compared to $3.4 million for the fourth quarter of 2014. Patriot National defines Operating Cash Flow as Adjusted EBITDA less income tax expense, interest expense and capital expenditures.

Full Year Ended December 31, 2015

Total revenues were $209.7 million for the twelve months ended 2015, compared with $117.3 million in the same period a year ago. Total fee income was $209.8 million for the twelve months ended December 31, 2015, an increase of 104.2% compared to $102.7 million for the corresponding prior-year period. The increase in fee income during the twelve months ended 2015 was primarily due to an increase in customer relationships and expanded number of service offerings. Organic fee income of $173.8 million grew 69.2% year-over-year.

Total expenses for the twelve months ended December 31, 2015 were $210.1 million, compared with $95.2 million in the corresponding prior-year period. The increase was largely attributable to organic growth and the acquisitions closed during the twelve months ended December 31, 2015.

Patriot National, Inc.

For the twelve months ended December 31, 2015, GAAP net loss was $5.4 million or $0.20 per share, compared with GAAP net income of $10.4 million, or $0.66 per share, for the twelve months ended December 31, 2014. The net loss includes income tax expense of $4.9 million which reflects the book to tax timing differences in computing our full year 2015 tax provision. Adjusted earnings for the twelve months ended December 31, 2015 were $20.1 million, or $0.75 per diluted share, compared with Adjusted earnings of $6.0 million, or $0.38 per diluted share, in the prior-year period.

For the twelve months ended December 31, 2015, Adjusted EBITDA grew to $51.5 million up from $27.1 million for the twelve months ended December 31, 2014. The increase in Adjusted EBITDA for the twelve months ended December 31, 2015 was largely attributable to a combination of organic growth and the Company’s acquisitions closed during the twelve months ended December 31, 2015.

Operating Cash Flow for the twelve months ended December 31, 2015 was $37.1 million, compared to Operating Cash Flow of $4.5 million for the same period a year ago.

Patriot National, Inc.

Summary Financial Results

	Quarter Ended December 31,			Twelve Months Ended December 31,
	2015	2014	Change	2015	2014	Change
Total Revenues	$60,872	$40,245	51.3%	$209,720	$117,264	78.8%

Total Fee Income	$60,852	$40,245	51.2%	$209,764	$102,730	104.2%
Organic	$46,040	$40,245	14.4%	$173,805	$102,730	69.2%
Acquisitions	$14,812	$—	n/a	$35,959	$—	n/a

Net Income (Loss)	$(5,367)	$(2,393)	n/a	$(5,375)	$10,414	n/a
Earnings (Loss) per diluted share	$(0.19)	$(0.13)	n/a	$(0.20)	$0.66	n/a

Non-GAAP Adjusted EBITDA	$14,626	$9,797	49.3%	$51,464	$27,131	89.7%
Non-GAAP Adjusted EBITDA %	24.0%	24.3%		24.5%	26.4%

Non-GAAP Adjusted Earnings	$5,453	$1,791	204.4%	$20,069	$5,981	235.5%
Non-GAAP Adjusted Earnings EPS	$0.19	$0.10	96.4%	$0.75	$0.38	98.3%

Non-GAAP Operating Cash Flow	$5,636	$3,410	65.3%	$37,117	$4,479	728.7%

A Reconciliation of GAAP to Non-GAAP Financial Measures is provided on Pages 11 & 12

Balance Sheet and Liquidity

At December 31, 2015, the Company had liquidity of $73.4 million, comprised of $11.4 million in cash on hand and $22.0 million available under the revolving credit facility. Additionally, the Company’s credit facility provides for an incremental $40 million term loan through an accordion feature.

At December 31, 2015, the Company had total debt of $126.8 million. The Company’s leverage ratio, comprised of total debt to trailing 12 months Adjusted EBITDA (including the proforma effect from acquisitions), was 2.3x.

Patriot National, Inc.

Outlook for 2016 Financial Guidance

“By expanding our platform over the past 14 months, we have significantly de-risked our business model by reducing concentration by carriers, agencies and product lines. Our more conservative outlook for fee income in 2016 reflects a more diversified mix of fee income earned from workers’ compensation and non workers’ compensation products and services as well as our expanded mix of carrier partners,” said Mariano.

For the full year ending December 31, 2016, Patriot National currently expects the following financial results.

(millions)	2016
Range
Total Fee Income[1]	$270 - $280
GAAP Net Income	$24 - $30
Adjusted Earnings	$28 - $34
Adjusted EBITDA	$73 - $78
Operating Cash Flows	$48 - $54

[1]	Total fee income includes the expected contribution from the announced acquisition of Mid Atlantic on January 28, 2016, which is expected to contribute fee income of $8 million in 2016.

Conference Call and Webcast

A conference call and audio webcast with analysts and investors will be held on Thursday, February 25, 2016 at 9 a.m. Eastern Time, to discuss the results and answer questions.

•	Live conference call: 866-777-2509 (domestic) or 412-317-5413 (international)

•	Conference call replay available through March 17, 2016: 877-344-7529 (domestic) or 412-317-0088 (international)

•	Replay access code: 10079938

•	Live and archived webcast: ir.patnat.com

The Company is enabling investors to pre-register for the earnings conference call so that they can expedite their entry into the call and avoid the need to wait for a live operator. In order to pre-register for the call, investors can visit http://dpregister.com/10079938 and enter in their contact information. Investors will then be issued a personalized phone number and pin to dial into the live conference call. Individuals can pre-register any time prior to the start of the conference call on February 25.

About Non-GAAP Financial Measures

In addition to reporting financial results in accordance with GAAP, this press release provides information regarding Adjusted earnings and earnings per share (non-GAAP adjusted), Operating Cash Flow and Adjusted EBITDA.

A reconciliation of GAAP net income (loss) to both Adjusted earnings and Adjusted EBITDA can be found in the accompanying table. Adjusted earnings and earnings per share, Operating Cash Flow and Adjusted EBITDA should not be considered in isolation or as a substitute for performance measures calculated in accordance with GAAP. Patriot National compensates for these limitations by relying primarily on its GAAP results and using Adjusted earnings and earnings per share, Operating Cash Flow and Adjusted EBITDA only as a supplement.

Patriot National, Inc.

We have presented Adjusted earnings and earnings per share, Operating Cash Flow and Adjusted EBITDA in this release because they are key measures used by our management and board of directors to understand and evaluate our core operating performance and trends, to prepare and approve our annual budget and to develop short and long-term operational plans. In particular, we believe that the exclusion of the amounts eliminated in calculating Adjusted earnings and earnings per share, Operating Cash Flow and Adjusted EBITDA can provide useful measures for period-to-period comparisons of our core business. Accordingly, we believe that Adjusted earnings and earnings per share, Operating Cash Flow and Adjusted EBITDA provide useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and board of directors.

Adjusted earnings and earnings per share, Operating Cash Flow and Adjusted EBITDA have limitations as analytical tools, and you should not consider them in isolation or as a substitute for analysis of our financial results as reported under GAAP. Some of these limitations are as follows:

•	Although depreciation and amortization expense are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future;

•	Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs or tax payments that may represent a reduction in cash available to us;

•	Operating Cash Flow does not reflect changes in working capital that may represent a reduction in cash available to us; and

•	Other companies, including companies in our industry, may calculate Adjusted Earnings or Adjusted EBITDA or similarly titled measures differently, which reduces its usefulness as a comparative measure.

About Patriot National

Patriot National, Inc. is a national provider of comprehensive technology and outsourcing solutions that help insurance companies and employers mitigate risk, comply with complex regulations and save time and money. Patriot National provides general agency services, technology outsourcing, software solutions, specialty underwriting and policyholder services, claims administration services, self-funded health plans and employment pre-screening services to its insurance carrier clients, employers and other clients. Patriot National is headquartered in Fort Lauderdale, Florida. For more information about Patriot National, please visit www.patnat.com.

Forward Looking Statements

This press release may include statements that may be deemed to be forward-looking statements. Words such as “may,” “will,” “should,” “likely,” “anticipates,” “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” “positioned,” “outlook,” “Guidance,” and similar expressions are used to identify these forward-looking statements. By their nature, forward-looking statements involve risks and uncertainties, and there are important factors that could cause actual results to differ materially from those indicated in these statements, including the potential that revenue, net income or Adjusted EBITDA could finally be determined to be below the range discussed in this press release. For example, we may not be

Patriot National, Inc.

able to place insurance policies for our clients, our expenses may be higher than we expect, we may have difficulty integrating new acquisitions, new acquisitions may not perform as anticipated, as well as those matters contained in our filings with the Securities and Exchange Commission. Although we base these forward-looking statements on assumptions that we believe are reasonable when made, we caution you that forward-looking statements are not guarantees of future performance or events and that results may differ materially from statements made in or suggested by the forward-looking statements contained in this press release. Any forward-looking statement that we may make in this press release speaks only as of the date of such statement, and we undertake no obligation to update any forward-looking statement or to publicly announce the results of any revision to any of those statements to reflect future events or developments.

Media and Investor Contacts:

Julie MacMedan (310) 622-8242

Paige Hart (310) 622-8244

Financial Profiles, Inc.

PatriotNational@finprofiles.com

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FINANCIAL TABLES TO FOLLOW

Patriot National, Inc.

Patriot National, Inc.

Consolidated Statement of Operations

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
In thousands, except per share amounts	2015	2014	2015	2014
Revenues
Total Fee Income	$60,852	$40,245	$209,764	$102,730
Net investment income	50	—	135	496
Net realized gains (losses) on investments	(30)	—	(179)	14,038

Total Revenues	60,872	40,245	209,720	117,264

Expenses
Salaries and related expenses	23,282	14,513	77,064	32,420
Commission expense	10,323	7,448	35,879	16,939
Outsourced services	4,906	2,490	12,529	5,608
Other operating expenses	9,610	6,020	34,869	21,083
Acquisition costs	2,409	—	6,781	—
Interest expense	1,019	3,777	3,544	9,204
Depreciation and amortization	4,669	3,099	14,950	8,093
Stock compensation expense	1,996	—	10,787	—
Costs from debt payoff	—	—	13,681	—
(Decrease) increase in fair value of warrant redemption liability	(25)	4,080	(1,410)	1,823
Public offering costs	1,229	—	1,229	—
Increase in FV of Earn-out liability	827	—	827	—
Gain on financing transaction	(609)	—	(609)	—
Gain on disposal of fixed assets	—	—	(7)	—

Total Expenses	59,636	41,427	210,114	95,170

Net income (loss) before income tax expense	1,236	(1,182)	(394)	22,094
Income tax expense	6,604	1,234	4,871	11,635

Net (Loss) Income Including Non-Controlling Interest in Subsidiary	(5,368)	(2,416)	(5,265)	10,459
Net income (loss) attributable to non-controlling interest in subsidiary	(1)	(23)	110	45

Net (Loss) Income	$(5,367)	$(2,393)	$(5,375)	$10,414

Earnings (Loss) Per Common Share
Basic	$(0.19)	$(0.13)	$(0.20)	$0.66
Diluted	(0.19)	(0.13)	(0.20)	0.66

Weighted Average Common Shares
Basic	27,668	18,075	26,425	15,754
Diluted	27,668	18,075	26,425	15,754

Patriot National, Inc.

Consolidated Balance Sheets

(In thousands)

(Unaudited)

	December 31,	December 31,
In thousands	2015	2014
Assets
Current Assets
Cash	$8,272	$4,251
Short term investments	3,173	—

Total cash and investments	11,445	4,251
Restricted cash	16,055	6,923
Fee income receivable	8,159	1,942
Fee income receivable from related party	27,036	11,988
Net receivable from related parties	599	1,773
Deferred costs for initial public offering	—	2,682
Other current assets	2,046	430

Total current assets	65,340	29,989
Fixed assets, net of depreciation	5,092	1,879
Deferred loan fees	2,352	5,911
Goodwill	118,141	61,493
Intangible assets	75,681	32,988
Forward purchase asset	28,120	—
Advance on facilitation agreement	2,000	—
Other long term assets	11,428	9,842

Total Assets	$308,154	$142,102

Liabilities and Stockholders’ Equity (Deficit)
Liabilities
Deferred claims administration services income	$10,639	$8,515
Net advanced claims reimbursements	1,835	6,803
Income taxes payable	2,996	11,548
Current earn-out payable	10,556	—
Accounts payable, accrued expenses and other liabilities	32,809	15,027
Deferred purchase consideration	6,128	—
Revolver borrowings outstanding	18,032	—
Current portion of notes payable	5,500	15,782
Current portion of capital lease obligation	2,232	2,332

Total current liabilities	90,727	60,007
Earn-out payable	1,827	—
Notes payable	101,000	95,039
Capital lease obligation	—	2,438
Warrant redemption liability	28,120	12,879

Total liabilities	221,674	170,363

Stockholders’ Equity (Deficit)
Total Patriot National, Inc. Stockholders’ Equity (Deficit)	86,715	(27,916)
Less non-controlling interest	(235)	(345)

Total Stockholders’ Equity (Deficit)	86,480	(28,261)

Total Liabilities and Stockholders’ Equity (Deficit)	$308,154	$142,102

Patriot National, Inc.

Reconciliation of GAAP to Non-GAAP Financial Measures

(In thousands)

	Three Months Ended December 31,		Year Ended December 31,
In thousands	2015	2014	2015	2014
Reconciliation from Net Income (Loss) to Adjusted EBITDA:
Net Income (Loss)	$(5,367)	$(2,393)	$(5,375)	$10,414
Income tax (benefit) expense	6,604	1,234	4,871	11,635
Interest expense	1,019	3,777	3,544	9,204
Depreciation and amortization	4,669	3,099	14,950	8,093

EBITDA	6,925	5,717	17,990	39,346
(Decrease) increase in fair value of warrant redemption liability	(25)	4,080	(1,410)	1,823
Costs from debt payoff	—	—	13,681	—
Net realized (gains) losses on investments	30	—	179	(14,038)
Stock compensation expense	1,996	—	10,787	—
Acquisition costs	2,409	—	6,781	—
Severance expense	1,844	—	2,016	—
Public offering costs	1,229	—	1,229	—
Increase in FV of Earn-out liability	827	—	827	—
Gain on financing transaction	(609)	—	(609)	—
Gain on disposal of fixed assets	—	—	(7)	—

Adjusted EBITDA	$14,626	$9,797	$51,464	$27,131

Calculation of Adjusted EBITDA margins:
Total Fee Income	$60,852	$40,245	$209,764	$102,730
Adjusted EBITDA	$14,626	$9,797	$51,464	$27,131

Adjusted EBITDA margins	24.0%	24.3%	24.5%	26.4%

	Three Months Ended December 31,		Year Ended December 31,
In thousands, except per share amounts	2015	2014	2015	2014
Net (Loss) Income	$(5,367)	$(2,393)	$(5,375)	$10,414
Net income (loss) attributable to non-controlling interest in subsidiary	(1)	(23)	110	45
Income tax expense	6,604	1,234	4,871	11,635

Net income (loss) before income tax expense	1,236	(1,182)	(394)	22,094

Adjustments to Net income (loss) before income tax expense:
(Decrease) increase in fair value of warrant redemption liability	(25)	4,080	(1,410)	1,823
Costs from debt payoff	—	—	13,681	—
Net realized (gains) losses on investments	30	—	179	(14,038)
Stock compensation expense	1,996	—	10,787	—
Acquisition costs	2,409	—	6,781	—
Severance expense	1,844	—	2,016	—
Public offering costs	1,229	—	1,229	—
Increase in FV of Earn-out liability	827	—	827	—
Gain on financing transaction	(609)	—	(609)	—
Gain on disposal of fixed assets	—	—	(7)	—

Total	7,701	4,080	33,474	(12,215)

Adjusted net income (loss) before income tax expense	8,937	2,898	33,080	9,879
Income tax expense (benefit) at statutory rate	3,485	1,130	12,901	3,853

Adjusted net (Loss) Income Including Non-Controlling Interest in Subsidiary	5,452	1,768	20,179	6,026
Net income (loss) attributable to non-controlling interest in subsidiary	(1)	(23)	110	45

Adjusted Earnings (Loss)	$5,453	$1,791	$20,069	$5,981

Calculation of Adjusted Earnings (Loss) Per Common Share
Basic	$0.20	$0.10	$0.76	$0.38
Diluted	0.19	0.10	0.75	0.38

Weighted Average Common Shares Outsanding
Basic	27,668	18,075	26,425	15,754
Diluted	28,015	18,075	26,652	15,754

Statutory Tax Rate	39.0%	39.0%	39.0%	39.0%

Patriot National, Inc.

	Three Months Ended December 31,		Year Ended December 31,
In thousands	2015	2014	2015	2014
Reconciliation from Net Income (Loss) to Operating Cash Flow:
Net Income (Loss)	$(5,367)	$(2,393)	$(5,375)	$10,414
Income tax (benefit) expense	6,604	1,234	4,871	11,635
Interest expense	1,019	3,777	3,544	9,204
Depreciation and amortization	4,669	3,099	14,950	8,093

EBITDA	6,925	5,717	17,990	39,346
(Decrease) increase in fair value of warrant redemption liability	(25)	4,080	(1,410)	1,823
Costs from debt payoff	—	—	13,681	—
Net realized (gains) losses on investments	30	—	179	(14,038)
Stock compensation expense	1,996	—	10,787	—
Acquisition costs	2,409	—	6,781	—
Severance expense	1,844	—	2,016	—
Public offering costs	1,229	—	1,229	—
Increase in FV of Earn-out liability	827	—	827	—
Gain on financing transaction	(609)	—	(609)	—
Gain on disposal of fixed assets	—	—	(7)	—

Adjusted EBITDA	14,626	9,797	51,464	27,131

Less: Income tax expense	(6,604)	(1,234)	(4,871)	(11,635)
Less: Interest expense	(1,019)	(3,777)	(3,544)	(9,204)
Less: Purchase of fixed assets and other long-term assets	(1,367)	(1,376)	(5,932)	(1,813)

Operating Cash Flow (1)	$5,636	$3,410	$37,117	$4,479

(1)	Operating Cash Flow is defined as Adjusted EBITDA less income tax expense, interest expense, and capital expenditures